EXHIBIT 5.1

                       OPINION OF McDERMOTT, WILL & EMERY

                      [McDermott, Will & Emery Letterhead]

                                December 4, 2001


Board  of  Directors
Vsource,  Inc.
5740 Ralston Street, Suite 110
Ventura,  California  93003

     RE:   Registration Statement on Form S-8
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Gentlemen:

          We have acted as counsel for Vsource, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 37,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the Company's 2001 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan (collectively, the "Plans").

          We  have  examined  or  considered:

      1.  A copy of the Company's Certificate of Incorporation;

      2.  A copy of the Company's Bylaws;

      3. Copies of resolutions duly adopted by the Board of Directors of the Company adopting the Plans; and

      4.  A copy of the Plans.

          In addition to the examination outlined above, we have reviewed such additional matters and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

          We are of the opinion that the Common Stock, when issued pursuant to and in accordance with the terms of the respective Plans against payment of the purchase price provided for therein, will be legally issued, fully paid and nonassessable.

          We hereby consent to the reference to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

                                               Yours very truly,


                                               /s/  McDERMOTT, WILL & EMERY


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